                                                                       EXHIBIT 8
                                PLEDGE AGREEMENT


                  This Agreement is made as of the 6th day of June, 2001 by Select Comfort Corporation, a Minnesota corporation (the "Debtor"), in favor of St. Paul Venture Capital VI, LLC, a Delaware limited liability company, as agent for the holders of the Notes referred to below (the "Secured Party").

                  WHEREAS, the Debtor and the Purchasers named in Schedule 1 to the Note Purchase Agreement referred to below, as such Schedule 1 is amended or deemed amended from time to time in accordance with the terms of the Note Purchase Agreement (the "Purchasers"), have entered into a Note Purchase Agreement dated the date hereof (as amended, modified or supplemented from time to time, the "Note Purchase Agreement") pursuant to which the Purchasers have purchased or will purchase from the Debtor those certain Senior Secured Convertible Notes of the Debtor payable to the Purchasers, or their registered assigns, in the aggregate original principal amount of up to $12,000,000 (together with any note or notes issued in exchange or substitution therefor, collectively, the "Notes").

                  WHEREAS, pursuant to the terms of the Note Purchase Agreement, the Debtor is required to pledge to the Secured Party, as security for the Notes, all of the capital stock of each Subsidiary (as defined in the Note Purchase Agreement) by executing and delivering to the Secured Party this Agreement.

                  ACCORDINGLY, in consideration of the mutual covenants contained in the Note Purchase Agreement and herein, the parties hereby agree as follows:

                  1. DEFINITIONS. All terms defined in the Note Purchase Agreement that are not otherwise defined herein shall have the meanings given them in the Note Purchase Agreement. In addition, the following terms have the zmeanings set forth below:

                  "Collateral" means the Stock, all dividends and other rights to payment on account of the Stock, whether such payments represent profits, capital gains, returns of contributed capital, or otherwise, and all other money and property distributed to the Debtor from a Subsidiary, however characterized, together with all proceeds thereof.

                  "Event of Default" has the meaning specified in Section 5.

                  "Obligations" means (i) the principal of and interest on the Notes, and (ii) each and every other debt, liability and obligation of every type and description which the Debtor may now or at any time hereafter owe to the holders of the Notes, or any of them, under this Agreement, the Note Purchase Agreement or any of the other Transaction Documents, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several.

                  "Security Interest" has the meaning specified in Section 2.

                  "Specified Shares" means the shares of capital stock identified in Exhibit A hereto, said shares being presently evidenced by the certificates listed therein.

                  "Stock" means any share of capital stock of any Subsidiary now or hereafter owned by the Debtor, including but not limited to the Specified Shares, together with all stock or other securities issued in exchange or substitution therefor or otherwise in respect thereof.

                  2. SECURITY INTEREST. The Debtor hereby grants the Secured Party a security interest (the "Security Interest") in the Collateral to secure payment of the Obligations.

                  3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The Debtor hereby represents, warrants and agrees as follows:

                  (a) TITLE. The Debtor (i) has absolute title to each item of Collateral in existence on the date hereof, including but not limited to the Specified Shares, free and clear of all security interests, liens and encumbrances, except the Security Interest and Permitted Liens, (ii) will have, at the time the Debtor acquires any rights in Collateral hereafter arising, absolute title to each such item of Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest and Permitted Liens, (iii) will keep all Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest and Permitted Liens, and (iv) will defend the Collateral against all claims or demands of all persons other than the Secured Party and any holders of Permitted Liens. The Debtor will not sell or otherwise dispose of the Collateral or any interest therein, except as otherwise permitted by the Note Purchase Agreement, without the prior written consent of the Secured Party.

                  (b) CHIEF EXECUTIVE OFFICE; IDENTIFICATION NUMBER. The Debtor's chief executive office is located at the address set forth on Exhibit A hereto. The Debtor's federal employer identification number is correctly set forth on Exhibit A hereto.

                  (c) CHANGES IN NAME OR LOCATION. The Debtor will not change its name or the location of its chief place of business without at least 30 days' prior written notice to the Secured Party.

                  (d) STOCK. The Specified Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Specified Shares constitute all of the issued and outstanding shares of capital stock of each of the Subsidiaries. There are no outstanding options, warrants or other rights to acquire capital stock of any

         Subsidiary or securities convertible into capital stock of any Subsidiary. The Debtor agrees that it will not permit any Subsidiary to issue any of its capital stock to any person other than the Debtor or to issue any options, warrants or other rights to acquire its capital stock or securities convertible into its capital stock.

                  (e)      MISCELLANEOUS COVENANTS.  The Debtor will:

                  (i) promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral (unless the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and adequate reserves have been established therefor in accordance with generally accepted accounting principles) or upon or against the creation, perfection or continuance of the Security Interest;

                  (ii) promptly deliver to the Secured Party any certificate or instrument constituting or evidencing Collateral, duly endorsed or assigned in blank by the Debtor;

                  (iii) from time to time execute such financing statements as the Secured Party may reasonably require in order to perfect the Security Interest and, if Collateral consists of investment property not constituting certified securities, execute any control agreements, and take such commercially reasonable measures to cause any applicable securities issuer or intermediary to execute such control agreements, as the Secured Party may reasonably require to obtain control over such investment property (or, in the absence of such control agreements, transfer such investment property to the Secured Party);

                  (iv) pay when due or reimburse the Secured Party on demand for all costs of collection of any of the Obligations and all other expenses (including in each case all reasonable attorneys' fees and disbursements) incurred by the Secured Party in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations; and

                  (v) execute, deliver or endorse any and all instruments, documents, assignments, security agreements, proxies and other agreements and writings which the Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and the Secured Party's rights under this Agreement (including without limitation all voting and other rights with respect to the Collateral that the Secured Party may be entitled to exercise under clause (b) of Section 6).

                  (f) SECURED PARTY'S RIGHT TO TAKE ACTION. If the Debtor at any time fails to perform or observe any agreement contained in Section 3(a) or 3(e), and if such failure continues for a period of ten calendar days after Secured Party gives the Debtor written notice thereof (or, in the case of the agreements contained in clause (iii) of Section 3(e), immediately upon the occurrence of such failure, without notice or lapse of time), Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of the Debtor (or, at Secured Party's option, in Secured Party's own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including without limitation the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the execution of financing statements and the execution or endorsement of instruments); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, the Debtor shall thereupon pay the Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Secured Party in connection with or as a result of its performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations or the highest rate permitted by law, whichever is less. To facilitate the performance or observance by the Secured Party of the agreements of the Debtor contained in this Section 3 or in Section 4, the Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of the Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of the Debtor, any and all instruments, documents, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by the Debtor under this Section 3 or under Section 4 to the extent Secured Party has the right to perform or observe such agreements as provided in this Section 3 or in Section 4.

                  4. RIGHTS OF SECURED PARTY. At any time after the occurrence and during the continuance of an Event of Default, the Secured Party may (a) notify the issuer of any Stock to make payments and other distributions thereon directly to the Secured Party, (b) receive all proceeds of the Stock, and (c) hold any increase or profits received from the Stock as additional security for the Obligations (except that any money received from the Collateral may, at the option of the Secured Party, be applied to reduction of the Obligations in such order of application as the Secured Party may determine or be remitted to the Debtor). The Debtor hereby irrevocably authorizes and directs each issuer of any Stock to remit any and all money, distributions and other property described in this Section 4 directly to the Secured Party in the Secured Party's name alone. Such remittances shall continue to be made to the Secured Party until the Secured Party otherwise notifies the applicable issuer in writing. To the extent that such remittances are made directly to the Secured Party, the remitting issuer shall have no further liability to the Debtor for the same.

                  5. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an event of default under this Agreement (herein called an "Event of Default"): (a) default shall be made in the performance or observance of any of the terms, covenants or conditions of this Agreement and such default shall continue for a period of 15 days after written notice thereof shall have been given by Secured Party to the Debtor; or (b) any representation or warranty contained in this Agreement proves to be false in any material respect as of the time this Agreement was made; or (c) there shall occur any other Event of Default under and as defined in the Note Purchase Agreement.

                  6. REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default and at any time during the continuance thereof, the Secured Party may, at its option, exercise any one or more of the following rights and remedies: (a) exercise all voting and other rights with respect to the Collateral; (b) exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of any or all of the Collateral, and if notice to the Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8) at least ten calendar days prior to the date of intended disposition or other action; and
(c) exercise or enforce any or all other rights or remedies available to the Secured Party by law or agreement against the Collateral, against the Debtor or against any other person or property.

                  7. WAIVER OF CERTAIN CLAIMS. The Debtor acknowledges that because of present or future circumstances, a question may arise under the Securities Act with respect to any disposition of the Collateral permitted hereunder. The Debtor understands that compliance with the Securities Act may very strictly limit the course of conduct of the Secured Party if the Secured Party was to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Secured Party in any attempt to dispose of all or any portion of the Collateral under applicable Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment only and not to engage in a distribution or resale thereof in violation of the Securities Act. The Debtor agrees that the Secured Party shall not incur any liability, and any liability of the Debtor for any deficiency shall not be impaired, as a result of the sale of the Collateral or any portion thereof at any such private sale in a manner that is commercially reasonable. The Debtor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Secured Party shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Debtor further agrees that the Secured Party has no obligation to delay sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Act and applicable Blue Sky laws, even if said issuer would agree to do so.
Without limiting the generality of the foregoing, the provisions of this
Section 7 would apply if, for example, the Secured Party was to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Secured Party placed all or any portion of the Collateral privately with a purchaser or purchasers.

                  8. NOTICE. All notices and other communications hereunder shall be in writing and shall be given in the manner and with the effect provided in the Note Purchase Agreement.

                  9. MISCELLANEOUS. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Debtor is entitled to any surplus and shall remain liable for any deficiency. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party. A waiver signed by the Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party's rights or remedies. All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Secured Party need not otherwise preserve, protect, insure or care for any Collateral. The Secured Party shall not be obligated to preserve any rights the Debtor may have against prior parties, to exercise at all or in any particular manner any voting or other rights which may be available with respect to any Collateral, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective successors and assigns (including without limitation any successor Collateral Agent under and as defined in the Note Purchase Agreement) and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party's acceptance hereof. Except to the extent otherwise required by law, this Agreement shall be governed by the internal law of the State of Minnesota and, unless the context otherwise requires, all terms used herein which are defined in Articles 1, 8 or 9 of the Uniform Commercial Code, as in effect in said state, shall have the meanings therein stated. The Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of the Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. A carbon, photographic or other reproduction of this Agreement or of any financing statement signed by the Debtor shall have the same force and effect as the original for all purposes of a financing statement. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

                  IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the date and year first above written.

                                      SELECT COMFORT CORPORATION


                                      By:  /s/ MARK A. KIMBALL
                                         -----------------------------------
                                             Name:  Mark A. Kimball
                                             Title:  Senior Vice President

                                                                       EXHIBIT A

SPECIFIED SHARES:


            CORPORATION               NUMBER OF SHARES    CERTIFICATE NUMBER
Select Comfort Retail Corporation             100,000                2
Select Comfort Direct Corporation             100,000                1
Select Comfort SC Corporation                   1,000                1
Direct Call Centers, Inc.                       1,000                1
selectcomfort.com corporation                   1,000                1

DEBTOR'S CHIEF PLACE OF BUSINESS:

         6105 Trenton Lane North
         Suite 100
         Minneapolis, Minnesota  55442

DEBTOR'S FEDERAL EMPLOYER IDENTIFICATION NUMBER:

         41-1597886